James Stafford

James Stafford, Inc.*
Chartered Accountants
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
* Incorporated professional, James Stafford, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 15 November 2007, with respect to the balance sheet of Sidewinder Resource Inc. (the “Company”) as of 31 October 2007 and the related statements of operations, cash flows and the changes in stockholders’ equity for the period from the date of inception on 7 December 2006 to 31 October 2007 in the Form SB-2 of the Company dated 19 December 2007.

/s/ James Stafford
Vancouver, Canada                                                                                     Chartered Accountants

19 December 2007